EXHIBIT 12

WAIVER AND AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER

THIS WAIVER AND AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated May 30, 2014 is a post-closing waiver and amendment to that certain Agreement and Plan of Merger dated December 20, 2013 (“Merger Agreement”) by and among SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Acquiror”), AIRPATROL CORPORATION, a Nevada corporation (“AirPatrol”), AIRPATROL ACQUISITION CORP. I, a Nevada corporation and a wholly owned subsidiary of Acquiror (“Merger Sub I”), AIRPATROL ACQUISITION CORP. II, a Nevada corporation and a wholly owned subsidiary of Acquiror (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the representative of the shareholders of AirPatrol (“Representative”), as amended by the Amendment No. 1 thereto dated February 28, 2014, and Amendment No. 2 thereto dated April 18, 2014.  Capitalized terms used herein and not defined shall have the same respective meanings as provided in the Merger Agreement.

RECITALS

A.	The Closing of the Merger occurred on April 18, 2014.

B.	The fees of the Representative were inadvertently not paid by AirPatrol, and not reflected as an AirPatrol Merger Expense, at the time of Closing.

C.	The parties agree that the total amount of the Representative’s fees shall be deducted from the Holdback Escrow.

D.	The Acquiror, Merger Sub II and Representative are executing and delivering this Waiver and Amendment in order to memorialize the foregoing.

AGREEMENT

The undersigned parties hereby agree as follows:

1.
Payment.  Upon execution and delivery of this waiver and amendment, Acquiror agrees to promptly pay $37,500.00, representing the total amount of the engagement fee owed to the Representative, which the parties agree and acknowledge is set forth in the invoice attached as Exhibit A.

2.
Holdback Adjustment.  The Representative, on behalf of the AirPatrol Shareholders, agrees that the number of Holdback Shares to be released and distributed to the AirPatrol Shareholders shall be reduced by a number equal to the fees in Section 1 above, divided by $5.00 per share, which amount equals a reduction of 7,500 Holdback Shares.  Such reduction in the Holdback Shares shall constitute full and final satisfaction of this claim.

3.
Waiver of Basket.  The Representative, on behalf of the AirPatrol Shareholders, hereby waives application of Section 7.7.1 of the Merger Agreement to the payment in Section 1, which would otherwise impose a basket minimum (“the Basket Minimum”) of $150,000 in Damages.  The waiver of the Basket Minimum in this Section 3 shall not be counted against the Basket Minimum for purposes of any future claims under Article 7 of the Merger Agreement, such that the full amount of the $150,000 Basket Minimum shall continue in effect.

4.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of California, without regard to conflicts of laws principles.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement.

6.
Entire Agreement.  The Agreement, this Amendment and the documents referred to herein and therein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

ACQUIROR:		SHAREHOLDER REPRESENTATIVE:

Sysorex Global Holdings Corp.		Shareholder Representative Services LLC
a Nevada corporation		a Colorado limited liability company, solely in its
capacity as the Representative

By:	/s/ Nadir Ali	By:	/s/ W. Paul Koenig
Name:	Nadir Ali	Name:	W. Paul Koenig
Its:	CEO	Its:	Managing Director

MERGER SUB II:

AirPatrol Corporation
(formerly “AirPatrol Acquisition Corp. II”)
a Nevada corporation

/s/ Wendy Loundermon
Wendy Loundermon
Chief Financial Officer

EXHIBIT A

STATEMENT OF FEES OF THE REPRESENTATIVE